CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) and related prospectus of Uranium Energy Corp. pertaining to the 2016 Stock Incentive Plan and to the incorporation by reference therein of our reports dated October 13, 2015, with respect to the consolidated financial statements of Uranium Energy Corp., and the effectiveness of internal control over financial reporting of Uranium Energy Corp., included in its Annual Report (Form 10-K) for the year ended July 31, 2015, filed with the Securities and Exchange Commission.

Vancouver, Canada September 1, 2016	/s/ Ernst & Young LLP Chartered Accountants